Exhibit 99.1


              Chemed Announces VITAS Exiting Phoenix Hospice Market


     CINCINNATI--(BUSINESS WIRE)--Sept. 28, 2006--Chemed Corporation (Chemed) (NYSE:CHE), which operates VITAS Healthcare Corporation (VITAS), the nation's largest provider of end-of-life care, and Roto-Rooter, the nation's largest commercial and residential plumbing and drain cleaning services provider, today reported on several issues impacting operating results for the third quarter of 2006.

     The Company announced VITAS is exiting the hospice market in Phoenix, Arizona. VITAS has been successful in growing admissions of terminally ill patients who reside primarily in assisted living settings within the Phoenix community. Patients residing in these types of facilities tend to exit curative care and enter into hospice relatively early into their terminal illness diagnosis. The current Medicare hospice reimbursement program limits payment for hospice care when a significant portion of the patient census enters into hospice early into their terminal diagnosis. Although VITAS, on average, has relatively short average and median lengths-of-stay in the majority of its programs, each program is measured separately and cannot be considered in aggregate of its hospice programs under common control and ownership.

     The Phoenix program currently provides hospice care to approximately 200 terminally ill patients per day. Revenue and operating losses for Phoenix in the first six months of 2006 aggregated $3.0 million and $0.9 million, respectively, including $1.7 million of revenue reduction for Medicare billing limitations, or Medicare Cap. Full-year revenue and operating loss projections for Phoenix are estimated at $3.7 million and $4.3 million, including $6.3 million in revenue reductions for Medicare Cap. The after-tax cost to exit the Phoenix market, excluding the operating losses noted above, is estimated to range from $4.5 to $5.5 million.

     VITAS announced in the second quarter of 2006 that two programs, excluding Phoenix, were anticipated to be in contractual billing limitations with Medicare in calendar year 2006. Based upon current trends, the total Medicare Cap for these two programs in calendar year 2006 is estimated to range between $4.7 and $7.6 million, with $0.6 million being recorded in the second quarter of 2006, $2.0 million to $3.0 million estimated to be recorded in the third quarter of 2006 and $2.1 million to $4.0 million to be recorded in the fourth quarter of the year. These estimates assume a modest deterioration in admission and discharge metrics in these two programs through the end of 2006. These two programs are estimated to generate over $3 million in operating profit in 2006.

     The third-quarter 2006 Medicare Cap accrual will also include an additional $1.0 million for estimated prior-year billing limitations resulting from the Fiscal Intermediary reallocating admissions for deceased Medicare patients who received hospice care from multiple providers. Of this prior-year billing, $0.5 million is for one of the programs noted above and $0.5 million is estimated for a program not anticipated to have a billing restriction in calendar year 2006.

     VITAS also released interim third quarter operating metrics. Through July and August 2006, VITAS had an Average Daily Census of 11,194, an increase of 9.7%, and admissions growth of 4.2%, when compared to the equivalent prior year period. August 2006 year-to-date ADC and admissions, excluding Phoenix, have increased 10.6% and 5.3%, respectively.

     Chemed announced that it has reached a preliminary agreement in regard to litigation related to the divestiture of its Patient Care business segment. As part of this agreement, the company will convert $2.6 million of the current receivable due from Patient Care into a promissory note due October 2007. This note will bear interest quarterly at a 9.5% annual interest rate. The company will take an after-tax charge of $1.7 million representing a write-off of the remaining receivable balance as well as costs associated with certain contingent insurance claims and other items related to the Patient Care business. Chemed received Patient Care warrants with a value of $1.4 million at the time of the divestiture. The company has determined the valuation of these warrants is impaired. This impairment will result in a third quarter 2006 after-tax charge of $0.9 million.

     Guidance for 2006

     VITAS is estimated to generate full-year revenue growth from continuing operations, prior to Medicare Cap, of 14.0% to 14.5%, increased admissions of 5.0% to 5.5%, increased ADC of 10.0% to 11.0% and adjusted EBITDA margins, prior to Medicare Cap, of 12.9% to 13.2%. This guidance assumes a Medicare price increase that will average 3.8% in the fourth quarter of 2006.

     Full-year Medicare contractual billing limitations, excluding Phoenix, which is anticipated to be classified as a discontinued operation in 2006, are estimated to range from $5.7 million to $8.6 million, which equates to revenue reduction of 80 to 120 basis points.

     Roto-Rooter is estimated to generate a 6.0% to 7.0% increase in revenue in 2006, job count growth between 0.5% and 1.0% and adjusted EBITDA margins averaging between 16.5% and 17.0%.

     Based upon these factors, an effective tax rate of 39% and average diluted share count of 26.7 million in the second half of 2006, our expectation is that full-year 2006 earnings per diluted share from continuing operations, excluding any charges or credits not indicative of ongoing operations, and excluding expense for stock options, will be in the range of $2.00 to $2.10. This earnings per share guidance includes $.13 to $.20 for the after-tax impact of Medicare Cap related to continuing operations.

     Conference Call

     Chemed will host a conference call and webcast at 9:00 a.m., ET, on Friday, September 29, 2006, to discuss this press release and provide an update on its business. The dial-in number for the conference call is (800) 561-2601 for U.S. and Canadian participants and (617) 614-3518 for international participants. The participant pass code is 50409048. A live webcast of the call can be accessed on Chemed's website at www.chemed.com by clicking on Investor Relations Home.

     A taped replay of the conference call will be available beginning approximately two hours after the call's conclusion. It can be accessed by dialing (888) 286-8010 for U.S. and Canadian callers and (617) 801-6888 for international callers and will be available for one week following the live call. The replay pass code is 79291237. An archived webcast will also be available at www.chemed.com and will remain available for 14 days following the live call.

     Chemed Corporation operates in the healthcare field through its VITAS Healthcare Corporation subsidiary. VITAS provides daily hospice services to over 11,000 patients with severe, life-limiting illnesses. This type of care is focused on making the terminally ill patient's final days as comfortable and pain-free as possible.

     Chemed operates in the residential and commercial plumbing and drain cleaning industry under the brand name Roto-Rooter. Roto-Rooter provides plumbing and drain service through company-owned branches, independent contractors and franchisees in the United States and Canada. Roto-Rooter also has licensed master franchisees in Indonesia, Singapore, Japan, Mexico, and the Philippines.

     Forward-Looking Statements

     Certain statements contained in this press release and the accompanying tables are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The words "believe," "expect," "hope," "anticipate," "plan" and similar expressions identify forward-looking statements, which speak only as of the date the statement was made. Chemed does not undertake and specifically disclaims any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These statements are based on current expectations and assumptions and involve various risks and uncertainties, which could cause Chemed's actual results to differ from those expressed in such forward-looking statements. These risks and uncertainties arise from, among other things, possible changes in regulations governing the hospice care or plumbing and drain cleaning industries; periodic changes in reimbursement levels and procedures under Medicare and Medicaid programs; difficulties predicting patient length of stay and estimating potential Medicare reimbursement obligations; challenges inherent in Chemed's growth strategy; the current shortage of qualified nurses, other healthcare professionals and licensed plumbing and drain cleaning technicians; Chemed's dependence on patient referral sources; and other factors detailed under the caption "Description of Business by Segment" or "Risk Factors" in Chemed's most recent report on form 10-Q or 10-K and its other filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on such forward-looking statements and there are no assurances that the matters contained in such statements will be achieved.


     CONTACT: Chemed Corporation
              David P. Williams, 513-762-6901